Exhibit 99.1

NEWS RELEASE	September 5, 2014

Contact: Jane Schneider, Ruhl Mortgage, President
Office Telephone: 309.743.8061
Jane.Schneider@RuhlMortgage.com

Contact: John Anderson, Quad City Bank & Trust, President and CEO
Office Telephone: 563.468.4402
JAnderson@qcbt.com

Contact: Caroline Ruhl, Ruhl&Ruhl Realtors, President
Office Telephone: 563.441.5001
CarolineRuhl@RuhlHomes.com

QCR Holdings, Inc. Announces Ruhl Mortgage Partners with Quad City Bank & Trust

MOLINE – Ruhl Mortgage and Quad City Bank & Trust, a wholly-owned subsidiary of QCR Holdings, Inc. (Nasdaq:QCRH), announced today that they have formed a new joint venture to provide mortgage services and products to their clients.

The new venture is pending certain regulatory approvals and is anticipated to commence operation in the fourth quarter of 2014. The combined entity will operate as Ruhl Mortgage.

“Ruhl Mortgage, Ruhl&Ruhl Realtors and Quad City Bank & Trust all have their roots in the Quad Cities Region,” said Caroline Ruhl, President of Ruhl&Ruhl Realtors. “Our companies share common philosophies: we are all relationship driven and focused on delivering extraordinary customer service.”

“We are so pleased to be partnering with the market leader in residential real estate sales and services,” stated John Anderson, President and CEO of Quad City Bank & Trust. “With this new partnership, Quad City Bank & Trust will be able to expand our product offerings and capitalize on the strengths of both companies’ commitment to our clients.”

Ruhl Mortgage offers purchase and refinance loans,  including FHA, VA and Rural Development loans, second home loans, down payment and closing cost assistance programs, and loans for investment properties and relocations. Additionally because of the new partnership with Quad City Bank & Trust, Ruhl Mortgage will now be able to offer portfolio, bridge and new construction loans.

All mortgage staff from Quad City Bank & Trust and Ruhl Mortgage are being offered positions with the new venture. The new company will be led by Jane Schneider, President.

The staff of 22 professionals will include 10 loan officers or loan officer assistants, and 12 operations and support staff. The operations center will be located at 1701 52nd Avenue, Moline, IL.

The company will serve the same regional market as Ruhl&Ruhl Realtors, encompassing 13 MLS’s (Multiple Listing Services) throughout eastern Iowa, northwestern Illinois, and southwestern Wisconsin. Loan officers will be located in Davenport, Bettendorf, Moline, Dubuque, Iowa City, Muscatine, Clinton, and Cedar Rapids, with travel to other locations as needed.

“We are a full-service mortgage banker dedicated to each relationship from application to closing,” said Jane Schneider, President of Ruhl Mortgage.

Contact Ruhl Mortgage at 309-743-8061 or visit www.RuhlMortgage.com to contact a loan officer, to get pre‐approved online, or for more information on home financing.

About Ruhl Mortgage and Ruhl&Ruhl Realtors

Ruhl Mortgage, has partnered with Ruhl&Ruhl Realtors to offer a convenient one‐stop shopping experience for both home buying and home financing needs nationwide. As a partner of a strong and stable bank, Ruhl Mortgage offers the promise of longevity and security, along with a commitment to service excellence. NMLS# 935629

A family‐owned company since 1862, Ruhl&Ruhl Realtors has grown to nearly 300 sales associates, 58 employees and thirteen offices, selling more than 5,000 homes in eastern Iowa, northwestern Illinois and southwestern Wisconsin each year. The company has residential sales offices in Bettendorf, Burlington, Cedar Rapids, Clinton, Davenport, DeWitt, Dubuque, Iowa City, Maquoketa, Muscatine, and Washington, Iowa; and in Moline, Illinois. In addition to residential sales, the company offers services in relocation, property management, real estate investments, new home sales, land development, farm and land sales, senior services, home vendor services, insurance services through the Nelson Brothers Agency and mortgage services through Ruhl Mortgage. For more information on Ruhl&Ruhl Realtors, visit their website at www.RuhlHomes.com.

About Quad City Bank & Trust

The mission of Quad City Bank & Trust is to be the most client-focused financial institution in the Quad Cities. Founded in 1994 by Doug Hultquist and Mike Bauer, QCBT is a local community bank with over $1.28 billion in assets with locations in Davenport and Bettendorf, Iowa and Moline, Illinois. The bank employs 232 dedicated financial services professionals in its five Quad City-area locations, providing full service commercial and consumer banking, trust and asset management services. Quad City Bank & Trust also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. Quad City Bank & Trust is an Equal Housing Lender and is insured by the FDIC.
For more information on Quad City Bank & Trust, visit their website at www.qcbt.com. NMLS# 464419